Exhibit 99.1

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE	Contact: Peggy Eddens
Chief Human Capital Officer
February 19, 2015	(302) 571-7228 peddens@wsfsbank.com

WSFS FINANCIAL CORPORATION ANNOUNCES CFO TRANSITION

WILMINGTON, Del. – WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, announced that Steve Fowle, Executive Vice President and Chief Financial Officer has accepted a position as the Chief Financial Officer for Seacoast Banking Corporation of Florida. (NASDAQ: SBCF) As Steve explained, “While I look forward to this next step for me and my family, I will always be proud to have been a part of WSFS during a decade of significant growth. I have great respect for the organization and its leadership and wish the entire WSFS family well. I am confident the company will continue to solidify its position as the market leader in the Delaware Valley.”

Mark Turner, President and CEO commented, “Over the past 10 years, Steve has played a key role in our success and he has been integral to our growth strategy and path to high performance. We thank Steve for his many contributions to WSFS and wish him and his family the very best in his new endeavor.”

Steve has volunteered to stay on with WSFS through the first quarter of 2015 for annual company filings while an interim transition plan is being implemented. The bank will conduct a wide search for a successor CFO, has engaged the assistance of an executive search firm, and is considering both internal and external candidates.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the largest and oldest bank and trust company headquartered in the Delaware Valley with $4.9 billion in assets on its balance sheet and $9.4 billion in fiduciary assets, including over $1 billion in assets under management. WSFS operates from 55 offices located in Delaware (45), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit wsfsbank.com.

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